Exhibit 10.2

January 16, 2024

Via DocuSign and Email (jay.brown@crowncastle.com)

Jay Brown
Crown Castle
8020 Katy Freeway
Houston, Texas 77024

Re: Confirmation of Retirement and ESSP

Dear Jay:

This letter refers to your notice of resignation under the Extended Service Separation Program (“ESSP”) of Crown Castle Inc. (the “Company”), dated December 6, 2023.

While you will cease serving as the Company’s Chief Executive Officer and President on January 16, 2024 (the “Retirement Date”), we have agreed that beginning January 17, 2024, and ending on June 6, 2024 you will be employed as an Executive Advisor, reporting to the then Chief Executive Office and President, with responsibility for advising them on leadership transition, corporate strategy and other similar matters. You will not be an officer or a member of the board of directors of the Company (the “Board”), or an officer or a director or officer of any subsidiary of the Company. While employed as Executive Advisor, you will continue to receive the same base salary you received in your prior role and participate in the same benefit programs. You also will be eligible for the 2023 annual incentive to be paid out in March of 2024. You acknowledge that you will not be eligible to receive an annual bonus with respect to 2024 and will not receive a 2024 long-term incentive award.

For purposes of the ESSP, your “Designated Termination Date” will be the Retirement Date, and you will be entitled to the separation benefits set forth in the ESSP (other than a pro-rated annual bonus with respect to 2024), subject to the terms and conditions thereof (including your obligation to remain employed in good standing through the Retirement Date).

You acknowledge and agree that your ceasing to serve as Chief Executive Officer and President, member of the Board (or as a director or officer of the Company or any subsidiary), your transition to the role of Executive Advisor and the compensation and benefits payable for service as Executive Advisor do not, individually or collectively, constitute “Good Reason” for purposes of the Amended and Restated Severance Agreement between you and the Company or any similar plan or arrangement and that you will have no entitlement to any benefits thereunder in connection with the foregoing.

Please sign this letter below to indicate your agreement with it. Of course, if you have any questions or if there is something that you wish to discuss, please do not hesitate to reach out to me.

Crown Castle Inc.

By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. “Teddy” Adams, Jr.
	Title:	EVP & General Counsel
	Date:	January 16, 2024

Jay Brown

By:	/s/ Jay Brown
	Date:	January 16, 2024

2